UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D
                               AMENDMENT NO.1

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934



                     Interstate Hotels & Resorts, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

             Common Stock (Par Value $ 0.01 Per Share)
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                46088S 10 6
--------------------------------------------------------------------------------
                               (CUSIP Number)




         Jonathan L. Mechanic, Esq.                 Richard E. Schatz, Esq.
Fried, Frank, Harris, Shriver & Jacobson        Stearns Weaver Miller Weissler
            One New York Plaza                    Alhadeff & Sitterson, P.A.
            New York, NY 10004               150 West Flagler Street, Suite 2200
             (212) 859-8000                          Miami, Florida 33130
                                                       (305) 789-3570

                             Hughes & Luce LLP
                              1717 Main Street
                                 Suite 2800
                              Dallas, TX 75201
                               (214) 939-5425
--------------------------------------------------------------------------------
         (Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications)

                               July 31, 2002
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    CGLH PARTNERS I LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                     1,150,000

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                 1,150,000
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER



---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    PN

---------- ---------------------------------------------------------------------

* Represents the aggregate amount of Common Stock beneficially owned by both CGLH Partners I LP and CGLH Partners II LP and includes 68,108 shares of Common Stock of which such entities are deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    CGLH PARTNERS II LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                     5,750,000

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                      0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                 5,750,000
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                 0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    PN

---------- ---------------------------------------------------------------------

* Represents the aggregate amount of Common Stock beneficially owned by both CGLH Partners I LP and CGLH Partners II LP and includes 68,108 shares of Common Stock of which such entities are deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LB INTERSTATE GP LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                     0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                      6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                 0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                 6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which such entities are deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See
     Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LB INTERSTATE LP LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    PAMI LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    PROPERTY ASSET MANAGEMENT INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    CO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LEHMAN ALI INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    CO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LEHMAN BROTHERS HOLDINGS INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    HC/CO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    MK/CG GP LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    MK/CG LP LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    CG INTERSTATE ASSOCIATES LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      CONTINENTAL GENCOM HOLDINGS, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      SMW-IHC, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      DEL-IHC, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KFP INTERSTATE ASSOCIATES, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KFP INTERSTATE, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GROSVENOR, LC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KFP HOLDINGS, LTD.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    QUADRANGLE TRUST COMPANY (BVI) LIMITED

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    BRITISH VIRGIN ISLANDS

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* Includes 68,108 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    SHERWOOD M. WEISER

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       20,830

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   20,830
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------

* Includes 47,278 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DONALD E. LEFTON

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       19,678

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   19,678
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------

* Includes 48,430 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KARIM ALIBHAI

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                      (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       27,600

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,900,000

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   27,600
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,900,000

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,968,108*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    34.6**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------

* Includes 40,508 shares of Common Stock of which the Reporting Person is deemed to have beneficial ownership by virtue of Rule 13d-5(b)(1). See Item 5.

** Based on 20,163,744 shares of Common Stock issued and outstanding as at July 31, 2002, as represented by the Issuer to the Reporting Persons.

     Pursuant to Rule 13d-2(a) of Regulation 13D of the general Rules and Regulations under the Securities Exchange Act of 1934, as amended, the undersigned hereby amend their Schedule 13D statement filed with the Securities and Exchange Commission on August 12, 2002 (the "Original Statement"), relating to the shares of common stock, par value $.01 per share (the "Common Stock") of Interstate Hotels & Resorts, Inc., a Delaware corporation (the "Company") as set forth herein. Capitalized terms used herein but not defined shall have the meanings set forth in the Original Statement.


ITEM 2.   IDENTITY AND BACKGROUND.

Item 2 is hereby amended by inserting before the paragraph that reads "Sherwood M. Weiser, an individual, and a citizen of the United States of America; " the following two paragraphs:

"SWM-IHC, LLC, a Delaware limited liability company;

DEL-IHC, LLC, a Delaware limited liability company;"


Item 2 is hereby further amended by deleting the two paragraphs that read:

     "Continental Gencom Holdings, LLC makes investments for long term appreciation. It is owned 30% by Sherwood M. Weiser, 30% by Donald E. Lefton, and 40% by Karim Alibhai, who are each a Managing Member of Continental Gencom Holdings, LLC, and who together make all of its investment decisions.

     CG Interstate Associates LLC, Continental Gencom Holdings, LLC, Sherwood M. Weiser, Donald E. Lefton, and Karim Alibhai are collectively referred to herein as the "CG Investors". The principal business and office address of each of the CG Investors is 3250 Mary Street, Suite 500, Miami, Florida 33133."

and substituting the following four paragraphs:

     "Continental Gencom Holdings, LLC makes investments for long term appreciation. It is owned 35% by Karim Alibhai, 20.5% by DEL-IHC, LLC, a Delaware limited liability company, 20.5% by SMW-IHC, LLC, a Delaware limited liability company, 20% by CG Ventures LLC, a Delaware limited liability company, and 4% by Peter Sibley, a U.S. citizen. Karim Alibhai, DEL-IHC, LLC and SMW-IHC, LLC are the Managing Members of Continental Gencom Holdings, LLC, and together make all of its investment decisions.

     DEL-IHC, LLC makes investments for long term appreciation. It is owned 49.95% by D. E. Lefton Family Trust, 0.1% by Donald E. Lefton, and 49.95% by D. E. Lefton Family Trust. Donald E. Lefton is the Managing Member of DEL-IHC, LLC, and makes all of its investment decisions.

     SMW-IHC, LLC makes investments for long term appreciation. It is owned 33.3% by Warren Weiser, a U.S. citizen, 33.3% by Douglas Weiser, a U.S. citizen, 33.3% by Bradley Weiser, a U.S. citizen, and 0.1% by Sherwood M. Weiser. Sherwood M. Weiser is the Managing Member of SMW-IHC, LLC, and makes all of its investment decisions.

     CG Interstate Associates LLC, Continental Gencom Holdings, LLC, DEL-IHC, LLC, Donald E. Lefton, SMW-IHC, LLC, Sherwood M. Weiser, and Karim Alibhai are collectively referred to herein as the "CG Investors". The principal business and office address of each of the CG Investors is 3250 Mary Street, Suite 500, Miami, Florida 33133."


The Reporting Persons have entered into a Joint Filing Agreement, dated as of September 9, 2002, a copy of which is attached hereto as Exhibit 99.1. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that the constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Exchange Act.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

99.1      Joint Filing Agreement

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 9, 2002


                                        CGLH Partners I LP


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory



                                        CGLH Partners II LP


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory



                                        LB Interstate GP LLC


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory



                                        LB Interstate LP LLC


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory



                                        PAMI LLC


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory



                                        Property Asset Management Inc.


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory



                                        Lehman ALI Inc.


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory



                                        Lehman Brothers Holdings Inc.


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory



                                        MK/CG GP LLC


                                        By: /s/ Donald E. Lefton
                                           --------------------------------
                                           Name: Donald E. Lefton
                                           Title: Authorized Signatory



                                        MK/CG LP LLC


                                        By: /s/ Donald E. Lefton
                                           --------------------------------
                                           Name: Donald E. Lefton
                                           Title: Authorized Signatory



                                        CG Interstate Associates LLC


                                        By: /s/ Donald E. Lefton
                                           --------------------------------
                                           Name: Donald E. Lefton
                                           Title: Authorized Signatory



                                        Continental Gencom Holdings, LLC


                                        By: /s/ Donald E. Lefton
                                           --------------------------------
                                           Name: Donald E. Lefton
                                           Title: Authorized Signatory



                                        DEL-IHC, LLC


                                        By: /s/ Donald E. Lefton
                                           --------------------------------
                                           Name: Donald E. Lefton
                                           Title: Authorized Signatory



                                        Donald E. Lefton

                                        /s/ Donald E. Lefton
                                        -----------------------------------



                                        SMW-IHC, LLC


                                        By: /s/ Sherwood M. Weiser
                                           --------------------------------
                                           Name: Sherwood M. Weiser
                                           Title: Authorized Signatory



                                        Sherwood M. Weiser

                                        /s/ Sherwood M. Weiser
                                        -----------------------------------



                                        KFP Interstate Associates, LLC


                                        By: /s/ Jaffer Khimji
                                           --------------------------------
                                           Name: Jaffer Khimji
                                           Title: Authorized Signatory



                                        KFP Interstate, LLC


                                        By: /s/ Jaffer Khimji
                                           --------------------------------
                                           Name: Jaffer Khimji
                                           Title: Authorized Signatory



                                        Grosvenor, LC


                                        By: /s/ Jaffer Khimji
                                           --------------------------------
                                           Name: Jaffer Khimji
                                           Title: Authorized Signatory



                                        Quadrangle Trust Company (BVI) Limited
                                          as trustee of The Newlyn Trust


                                        By: /s/ Nicholas Lane
                                           --------------------------------
                                           Name: Nicholas Lane
                                           Title: Director



                                        KFP Holdings, Ltd.


                                        By: /s/ Jaffer Khimji
                                           --------------------------------
                                           Name: Jaffer Khimji
                                           Title: Authorized Signature



                                        Karim Alibhai

                                        /s/ Karim Alibhai
                                        -----------------------------------